Exhibit 99.1

Contact: Cameron Way (206) 373-9034

Onvia Increases Revenue 32% Over Prior Year

Net loss continues to decline significantly

Onvia, Inc. (Nasdaq: ONVI), Seattle, WA – August 4, 2004 – Seattle-based Onvia, a leading notification service for government agencies and business suppliers, announced its second quarter results today. Revenue increased to $3.2 million for the quarter ended June 30, 2004. Net loss in the second quarter decreased 53% to $732,000 compared to $1.6 million in the second quarter of 2003. During the second quarter the Company published more than 179,000 new opportunities, an increase of 29% over the second quarter of 2003.

Financial Results

Revenue

•	Revenue for the quarter ended June 30, 2004 was $3.2 million, compared to $2.4 million during the same quarter of 2003, an increase of 32%. Onvia earns revenue from its subscription-based lead notification service and enterprise sales program.

Net Loss

•	Net loss decreased to $732,000 for the quarter ended June 30, 2004, compared to $1.6 million during the same quarter of 2003, a decrease of 53%.

Loss Per Share

•	On a per share basis, the Company reported a net loss of $0.10 for the quarter ended June 30, 2004, compared to a net loss of $0.20 for the same period in 2003. The Company has approximately 7,706,000 shares outstanding.

Cash Flow

•	The Company finished the quarter with $30.2 million in cash and investments compared to $31.3 million in the first quarter of 2004. Cash used in operations during the second quarter of 2004 was $983,000, including idle lease payments of $635,000.

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Page 2 of 3 - Onvia Announces Second Quarter Results

Onvia’s Chairman and Chief Executive Officer Mike Pickett stated, “We are pleased with how the second quarter performed especially in terms of the decreasing net loss. In addition, the 57% growth in the average annual subscription price to $744 compared to the same quarter last year demonstrates the success of our strategy to focus on high-value customers and premium products.”

President and Chief Operating Officer Clayton Lewis shared, “Where Onvia continues to excel is providing hard-to-find information to businesses that are searching for and responding to public and private sector opportunities. In Q2, the number of our high value customers that have premium data such as Advance Notice and Award information included in their annual subscription increased from 35% to 45%. This increase helped boost the Company’s average annual subscription price and demonstrates great adoption of our premium data products.”

Onvia had 24,800 subscribers and enterprise licensees as of June 30, 2004, up 3% from 24,000 the prior year. During the quarter, Onvia developed important strategic partnerships with 17 new government agencies that selected the DemandStar procurement solution to publish their procurement opportunities, including the City of Santa Rosa, CA, one of the 100 fastest growing cities in the nation, and the City of Chattanooga, TN.

A conference call hosted by Onvia’s management will be held Wednesday, August 4 at 1:30 p.m. PDT to further discuss the financial results of the Company. This call will be broadcast via the Internet and may be accessed from the Company’s corporate page at www.onvia.com. A replay of the broadcast will remain available on the Company’s website starting two hours after the conference call through midnight, August 9, 2004. For investor relations questions please e-mail investorrelations@onvia.com.

About Onvia

Onvia, Inc. (Nasdaq: ONVI) helps businesses secure government contracts and government agencies find suppliers online. Onvia assists businesses in identifying and responding to bid opportunities from more than 45,000 government purchasing offices in the federal, state, and local government marketplace. Onvia also manages the distribution and reporting of requests for proposals and quotes from more than 440 government agencies nationwide. The size and strength of Onvia’s network allows suppliers and agencies to find better matches quickly, saving time and money. For more information, contact Onvia, Inc.: 1260 Mercer Street, Seattle, WA 98109. Tel: 206/282-5170, fax: 206/373-8961, visit www.onvia.com, or email investorrelations@onvia.com.

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Page 3 of 3 - Onvia Announces Second Quarter Results

Forward Looking Statements

This release contains, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding improvement in Onvia’s financial performance, cash burn, subscriber information, premium data products, government agency participation, and the progress and benefits of Onvia’s execution of its business plan. Onvia’s actual results could differ materially from those described in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s failure to identify and increase premium subscribers and enterprise licensees; premium subscribers’ rejection of increased subscription prices and/or comprehensive services; rejection of new product offerings and lower adoption rates of our premium data products; Onvia’s loss of standard subscribers may materially impact future revenue generation; Onvia’s failure to anticipate expenditures which could significantly increase Onvia’s operating costs and cash burn rate; Onvia’s inability to meet our projected renewal rates; dissatisfaction by new agencies and suppliers with Onvia’s provision of products and services; and Onvia’s inability to handle the increased bid flow on its online network caused by private lead offerings.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2003, Onvia’s Quarterly Report on Form 10-Q for the first quarter of 2004, and Onvia’s Proxy Statement filed with the SEC on May 13, 2004.

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